                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 9)<F*>


                     CROWN CENTRAL PETROLEUM CORPORATION
                 ---------------------------------------------
                               (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $5 PER SHARE
            ------------------------------------------------------
                        (Title of Class of Securities)


                                  00228219101
                    -------------------------------------
                                (CUSIP Number)


                            JAMES F. SANDERS, ESQ.
                         8182 MARYLAND AVE., SUITE 307
                           ST. LOUIS, MISSOURI 63105
-------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                 August 5, 1999
               ------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

      [FN]
      <F*>  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                    SCHEDULE 13D                          Page 2 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Novelly Exempt Trust U/I dated August 12, 1992
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER

                                           444,600
                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          0
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH                           444,600
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      444,600
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.2%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trust)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                      SCHEDULE 13D                        Page 3 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      P.A. Novelly, II, Trustee of the
      Novelly Exempt Trust U/I dated August 12, 1992
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER


                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          444,600
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           444,600
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      444,600
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.2%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trustee)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 4 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John K. Pruellage, Trustee of the
      Novelly Exempt Trust U/I dated August 12, 1992
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER


                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          444,600
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           444,600
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      444,600
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.2%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trustee)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 5 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Capital Trust U/I dated February 4, 1994
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER

                                           142,800
                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          0
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH                           142,800
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      142,800
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.0%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trust)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 6 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William Lauber, Trustee of
      The Capital Trust U/I dated February 4, 1994
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER


                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          142,800
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           142,800
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      142,800
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.0%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trustee)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 7 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Douglas D. Hommert, Trustee of
      The Capital Trust U/I dated February 4, 1994
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER


                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY                          142,800
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER

                                           142,800
--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      142,800
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.0%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      OO (Trustee)
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 8 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Paul A. Novelly
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      PF, WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER

                                           48,975
                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH                           48,975
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      48,975
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.0%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
CUSIP No. 00228219101                       SCHEDULE 13D                       Page 9 of 16 Pages
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Golnoy Barge Company, Inc.
--------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>                           (a) [ ]
                                                                                     (b) [x]
--------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------------------------
 4    SOURCE OF FUNDS<F*>

      WC
--------------------------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER

                                           32,650
                               -------------------------------------------------------------------
       NUMBER OF                      8    SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                -------------------------------------------------------------------
         EACH                         9    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH                           32,650
                               -------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      32,650
--------------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


--------------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.7%
--------------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------------------------

    This Amendment No. 9 to Schedule 13D amends Items 3, 5 and 7 of Amendment No. 8 to Schedule 13D filed jointly on May 25, 1999, by the parties named herein ("Amendment No. 8"). Amendment No. 8 had amended in their entirety the Schedule 13D filed jointly on January 14, 1983 by Apex Holding Co., P.A. Novelly and Gary R. Parker, and all of Amendments One through Seven thereto previously filed. Except as specifically amended hereby, all other provisions of Amendment No. 8 remain in full force and effect. The referenced Items are, respectively, amended as follows:

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
------

    Item 3 of Amendment No. 8 is amended to read in its entirety as follows:

    Each of the filing persons who is an individual and is reporting his individual ownership of Shares, acquired such Shares reported by such person herein with personal funds for investment. Each of the filing persons which is a trust or corporation acquired the Shares reported by such entity herein with general funds of the trust or working capital of the corporation, as applicable, for investment. The amount of funds expended by the filing persons to purchase the Shares are as follows:


Name of Filing Person             Number of Shares    Amount of Funds
---------------------             ----------------    ---------------
Exempt Trust                          444,600         $3,816,693.90
Capital Trust                         142,800         $1,027,275.70
Golnoy                                 32,650         $  678,507.81
Mr. Novelly                            16,325         $  339,253.90

ITEM 5.     INTEREST IN SECURITIES OF ISSUER.
------

      Item 5 of Amendment No. 8 is amended to read in its entirety as follows:

Subsections (a) and (b):

      Golnoy beneficially owns 32,650 Shares constituting approximately 0.7% of the outstanding Class A Common. The Exempt Trust beneficially owns 444,600 Shares constituting approximately 9.2% of the outstanding Class A Common. The Capital Trust beneficially owns 142,800 Shares constituting approximately 3.0% of the outstanding Class A Common.

      Mr. Novelly has direct beneficial ownership and the sole power to vote and dispose of 16,325 Shares by ownership in his revocable living trust, constituting approximately 0.3% of the outstanding Class A Common. Mr. Novelly has indirect beneficial ownership and the sole power to vote and dispose of the 32,650 Shares owned by Golnoy (0.7% of the total outstanding) by reason of being the president of Golnoy.

      As Co-Trustee of the Exempt Trust, Mr. Novelly II beneficially owns 444,600 Shares. Mr. Novelly II possesses shared power to vote and dispose of all of the Shares beneficially owned by him as Co-Trustee of the Exempt Trust.

      As Co-Trustee of the Exempt Trust, Mr. Pruellage beneficially owns 444,600 Shares. Mr. Pruellage possesses shared power to vote and dispose of all of the Shares beneficially owned by him as Co-Trustee of the Exempt Trust.

      As Co-Trustee of the Capital Trust, Mr. Hommert beneficially owns 142,800 Shares. Mr. Hommert possesses shared power to vote and dispose of all of the Shares beneficially owned by him as Co-Trustee of the Capital Trust.

      As Co-Trustee of the Capital Trust, Mr. Lauber beneficially owns 142,800 Shares. Mr. Lauber possesses shared power to vote and dispose of all of the Shares beneficially owned by him as Co-Trustee of the Capital Trust.

      The percentage of the outstanding shares of Class A Common calculated for each filing person is based upon 4,817,394 shares of Class A Common outstanding as of July 31, 1999.

      In addition to the shares of Class A Common, the Exempt Trust is the direct owner of 124,300 shares of the Company's Class B common stock, par value $5.00 per share.

(c) During the 60 days prior to the date hereof, the filing persons made open-market purchases of Class A Common as set forth on Exhibit I attached hereto.

(d) The co-trustees of the various trusts listed above have the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by the specific trusts due to their status as co-trustees.

(e)   Not Applicable.

      Each of the filing persons disclaims any beneficial ownership of any Shares except those reported as owned by him or it and set forth following his or its name in Item 5, and the filing of this report shall not be construed as an admission to the contrary.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBIT.
------

The following are filed herewith as exhibits:

Exhibit I:   Schedule of Share Purchase Transactions
Exhibit II:  Joint Filing Agreement pursuant to Rule 13-d-1(k).

SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of each of the undersigned, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 26, 1999


      /s/  Paul A. Novelly
---------------------------------------
      Paul A. Novelly


Golnoy Barge Company, Inc.


By:   /s/ P.A. Novelly, II
    -----------------------------------
      P.A. Novelly, II, Vice President


Novelly Exempt Trust dated August 12, 1992


By:   /s/  P.A. Novelly, II
    -----------------------------------
      P.A. Novelly, II, Trustee


By:   /s/  John K. Pruellage
    -----------------------------------
      John K. Pruellage, Trustee

The Capital Trust dated February 4,1994


By:   /s/  Douglas D. Hommert
    -----------------------------------
      Douglas D. Hommert, Trustee


By:   /s/  William Lauber
    -----------------------------------
      William Lauber, Trustee


      /s/  P.A. Novelly, II
---------------------------------------
      P.A. Novelly, II


      /s/  John K. Pruellage
---------------------------------------
      John K. Pruellage


      /s/  Douglas D. Hommert
---------------------------------------
      Douglas D. Hommert


      /s/  William Lauber
---------------------------------------
      William Lauber

                            EXHIBIT I TO AMENDMENT TO SCHEDULE 13-D

                            SCHEDULE OF SHARE PURCHASE TRANSACTIONS
                            ---------------------------------------
---------------------------------------------------------------------------------------------
    DATE OF               TYPE OF           PRICE        NUMBER OF           IDENTITY OF
  TRANSACTION          TRANSACTION        PER SHARE        SHARES           FILING PERSON
---------------------------------------------------------------------------------------------
  06/25/1999             Purchase           9.125          2,600        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  07/06/1999             Purchase           9.250          5,800        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  07/07/1999             Purchase           9.250          4,200        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  07/08/1999             Purchase           9.062         10,000        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  07/27/1999             Purchase           8.625         10,000        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  08/02/1999             Purchase           8.375          9,400        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  08/03/1999             Purchase           8.375            600        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  08/05/1999             Purchase           8.125          1,500        Novelly Exempt Trust
---------------------------------------------------------------------------------------------
  08/05/1999             Purchase           8.125          8,500           The Capital Trust
---------------------------------------------------------------------------------------------

                    EXHIBIT II TO AMENDMENT TO SCHEDULE 13-D

                             JOINT FILING AGREEMENT
                             ----------------------
                           Dated as of August 26, 1999

      The undersigned each hereby agree that the Amendment No. 9 to Schedule 13D filed herewith, relating to the Class A Common Stock of Crown Central Petroleum Corporation, is filed on behalf of each of the undersigned.

Dated:  August 26, 1999


      /s/  Paul A. Novelly
---------------------------------------
      Paul A. Novelly


Golnoy Barge Company, Inc.


By:   /s/ P.A. Novelly, II
    -----------------------------------
      P.A. Novelly, II, Vice President


Novelly Exempt Trust dated August 12, 1992


By:   /s/  P.A. Novelly, II
    -----------------------------------
      P.A. Novelly, II, Trustee


By:   /s/  John K. Pruellage
    -----------------------------------
      John K. Pruellage, Trustee

The Capital Trust dated February 4,1994


By:   /s/  Douglas D. Hommert
    -----------------------------------
      Douglas D. Hommert, Trustee


By:   /s/  William Lauber
    -----------------------------------
      William Lauber, Trustee


      /s/  P.A. Novelly, II
---------------------------------------
      P.A. Novelly, II


      /s/  John K. Pruellage
---------------------------------------
      John K. Pruellage


      /s/  Douglas D. Hommert
---------------------------------------
      Douglas D. Hommert


      /s/  William Lauber
---------------------------------------
      William Lauber